Exhibit 99.1

AMARIN CORPORATION PLC

Code of Business Conduct and Ethics

Introduction

Purpose and Scope

The Board of Directors of Amarin Corporation plc (together with its subsidiaries, “Amarin”) established this Code of Business Conduct and Ethics to aid Amarin’s directors, officers and employees in making ethical and legal decisions when conducting Amarin’s business and performing their day-to-day duties.

Amarin’s Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our Chief Financial Officer has been appointed Amarin’s Compliance Officer under this Code.

Amarin expects its directors, officers and employees to exercise reasonable judgment when conducting Amarin’s business. Amarin encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Amarin also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting Amarin’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, Amarin encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code.

Contents of this Code

This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Amarin’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and disciplined. This second section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

Amarin’s directors, officers and employees generally have other legal and contractual obligations to Amarin. This Code is not intended to reduce or limit the other obligations that you may have to Amarin. Instead, the standards in this Code should be viewed as the minimum standards that Amarin expects from its directors, officers and employees in the conduct of Amarin’s business.

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Standards of Conduct

Conflicts of Interest

Amarin recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to Amarin or their ability to act in Amarin’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and Amarin’s interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with Amarin’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in Amarin’s best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with Amarin. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

For purposes of illustration, examples of specific situations in which a conflicts of interest may arise, including the following:

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Outside Employment and Other Affiliations. A conflict of interest may arise if an individual is simultaneously employed or engaged by Amarin and another business concern, particularly a Company client or business partner.

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Activities with Competitors. A conflict of interest arises if an individual takes part in any activity that enhances or supports a competitor’s position, including accepting simultaneous employment with a competitor.

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Gifts. While entertaining clients in the ordinary course of business is not prohibited, a conflict of interest may arise if an individual or any member of an individual’s immediate family gives or accepts any gift with the intent to improperly influence the normal business relationship between Amarin and its clients or other business partners, or gives or accepts any gifts from a competitor.

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Investments in Other Businesses. A conflict of interest may arise if an individual or any member of an individual’s immediate family holds a financial interest in an outside business concern, particularly, a Company client or business partner. Many factors must be considered in determining whether a conflict of interest exists in this situation, including the size and nature of the investment; the ability to influence Amarin’s decisions that could affect the outside business concern; access to confidential information of Amarin or of the outside business concern; and the nature of the relationship between Amarin and the outside business concern.

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Conducting Business with Family Members. A conflict of interest may arise if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role. The Compliance Officer must be informed of all situations in which Amarin is conducting business with a member of an employee’s family.

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate.

Compliance with Laws, Rules and Regulations

Amarin seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting Amarin’s business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

Protection and Proper Use of Amarin’s Assets

Loss, theft and misuse of Amarin’s assets have a direct impact on Amarin’s business and its profitability. Employees, officers and directors are expected to protect Amarin’s assets that are entrusted to them and to protect Amarin’s assets in general. Directors, officers and employees are also expected to take steps to ensure that Amarin’s assets are used only for legitimate business purposes.

Corporate Opportunities

Directors, officers and employees owe a duty to Amarin to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

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diverting to himself or herself or to others any opportunities that are discovered through the use of Amarin’s property or information or as a result of his or her position with Amarin unless such opportunity has first been presented to, and rejected by, Amarin,

•	using Amarin’s property or information or his or her position for improper personal gain, or

•	competing with Amarin.

Confidentiality

Confidential information generated and gathered in Amarin’s business plays a vital role in Amarin’s business, prospects and ability to compete. “Confidential information” includes all non-public information that might be of use to competitors or harmful to Amarin or its customers if disclosed. Directors, officers and employees may not disclose or distribute Amarin’s confidential information, except when disclosure is authorized by Amarin or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate company purposes. Directors, officers and employees must return all of Amarin’s confidential and/or proprietary information in their possession to Amarin when they cease to be employed by or to otherwise serve Amarin.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is Amarin’s policy that directors, officers and employees must endeavor to deal ethically and lawfully with Amarin’s customers, suppliers, competitors and employees in all business dealings on Amarin’s behalf. No director, officer or employee should take unfair advantage of another person in business dealings on Amarin’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of Amarin’s books, records and financial statements is fundamental to Amarin’s continued and future business success. No director, officer or employee may cause Amarin to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Amarin. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on Amarin’s books and records.

Political Contributions/Gifts

Business contributions to political campaigns are strictly regulated by U.S. federal, state and local law. Accordingly, all political contributions proposed to be made with Amarin’s funds must be coordinated through and approved by the Compliance Officer. Directors, officers and employees may not, without the approval of the Compliance Officer, use any of Amarin’s funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Directors, officers and employees may make personal contributions, but should not represent that he or she is making any such contribution on Amarin’s behalf. Similar restrictions on political contributions may apply in other countries. Specific questions should be directed to the Compliance Officer.

Entertaining or Doing Business with the United States and Foreign Governments

Giving anything of value to a government employee is strictly regulated and in many cases prohibited by law. Amarin and its directors, officers and employees must also comply with U.S. federal, state and local laws, as well as foreign government laws, governing the acceptance of business courtesies. Directors, officers and employees should consult with the Compliance Officer before providing or paying for any meals, refreshments, travel or lodging expenses, or giving anything of value to any U.S. federal, state or local government employees, or to government employees of other countries.

Quality of Public Disclosures

Amarin is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States and, if applicable, other foreign jurisdictions. It is Amarin’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by Amarin, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including Amarin’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. Amarin’s Disclosure Committee is primarily responsible for monitoring Amarin’s public disclosure.

ADOPTED BY THE BOARD OF DIRECTORS: April 20, 2010

Compliance Procedures

Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon beginning service at Amarin. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or by accessing the company’s website at www.amarincorp.com.

Monitoring Compliance and Disciplinary Action

Amarin’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

Amarin’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of Amarin, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Amarin’s business or occurring on Amarin’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of Amarin.

Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:

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In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer, either by facsimile to (860) 572-4940 or by U.S. mail to Amarin Corporation plc, c/o Amarin Pharma, Inc., Attention: Chief Financial Officer, 12 Roosevelt Avenue, Mystic, CT 06355; or

•	By e-mail to john.thero@amarincorp.com (anonymity cannot be maintained)

Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

•	in writing to either:

1)	Amarin Corporation plc, c/o Amarin Pharma, Inc., Attention: Audit Committee, 12 Roosevelt Avenue, Mystic, CT 06355 or

2)	Goodwin Procter LLP, Attention: Michael H. Bison, 53 State Street, Boston, MA 02109

Officers and employees may use the above methods to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

Director Communications. In addition to the foregoing methods, a director may also communicate concerns or seek advice with respect to this Code by contacting the Board of Directors through its Chairman, or a committee thereof responsible for administering and interpreting this Code.

Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, Amarin prefers that officers and employees identify themselves in order to facilitate Amarin’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, Amarin also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and Amarin will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Amarin may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit Amarin to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

Amarin expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, Amarin’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to Amarin’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which Amarin’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Amarin’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which Amarin’s shares are traded or quoted, as the case may be.

ADOPTED BY THE BOARD OF DIRECTORS: April 20, 2010